Exhibit 5.1

August 5, 2024

Prudential Financial, Inc.

751 Broad Street

Newark, New Jersey 07102

Ladies and Gentlemen:

As Vice President and Corporate Counsel for Prudential Financial, Inc., a New Jersey corporation (the “Company”), I and other members of the Company’s legal department have represented the Company in connection with the issuance and sale by the Company of its Prudential Financial InterNotes® (the “Securities”), pursuant to the indenture (as amended and supplemented, the “Indenture”), dated as of April 25, 2003, between the Company, as issuer, and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., as trustee (the “Trustee”).

In rendering opinion expressed below, I have examined or caused to be examined the following:

(i)	the Amended and Restated Certificate of Incorporation of the Company;

(ii)	the Amended and Restated By-laws of the Company;

(iii)	the Indenture; and

(iv)

the selling agent agreement, dated August 5, 2024, among the Company, InspereX LLC, BofA Securities, Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Wells Fargo Clearing Services, LLC, as agents (the “Selling Agent Agreement”).

I have examined or caused to be examined under my direction certificates of public officials and officers of the Company, and copies, certified or otherwise identified to my satisfaction, of such corporate documents and records of the Company, including the resolutions of the Company’s board of directors authorizing the issuance of the Securities referred to above (the “Resolutions”), and such other records, certificates, documents and other instruments, and such questions of law, as I have deemed relevant and necessary or appropriate as a basis for this opinion.

Upon the basis of such examination, I advise you that, in my opinion when the terms of the Securities have been established by authorized officers or representatives of the Company and when the Securities have been completed, executed and issued by the Company, authenticated by the Trustee pursuant to the Indenture and delivered against payment of the consideration therefor in accordance with the provisions of the Selling Agent Agreement, the Securities will be duly authorized and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

I note that, as of the date of this opinion, a judgment for money in an action based on a security denominated in a foreign currency or currency unit in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the laws of the State of New Jersey and the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

As to certain factual matters, I have relied upon certificates of officers of the Company and its subsidiaries and certificates of public officials and other sources believed by me to be responsible; and I have assumed that the Selling Agent Agreement and the Indenture have been duly authorized, executed and delivered by the trustee, and that all other governing documents under which, if applicable, any securities covered by the Registration Statement may be issued, will have been duly authorized, executed and delivered by all parties thereto and that the signatures on all documents examined by me (or members of the Company’s legal department) are genuine (assumptions that I have not independently verified). I have further assumed that the issuance or delivery by the Company of any securities other than the securities covered by the Registration Statement, or of any other property, upon exercise or otherwise pursuant to the terms of the securities, will be effected pursuant to the authority granted in the Resolutions and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company. Finally, I have assumed that the authority granted in the Resolutions will remain in effect at all relevant times and that no securities will be issued or other action taken in contravention of any applicable limit established pursuant to the Resolutions from time to time.

I am expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the securities covered by the Registration Statement or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material relating to the offer and sale of the securities.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated August 5, 2024 and incorporated by reference as Exhibit 5.2 to the Company’s Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

If a pricing supplement relating to the offer and sale of any particular debt security or securities is prepared and filed by the Company with the Securities and Exchange Commission on a future date and the pricing supplement contains my opinion, substantially in the form set forth below, the foregoing consent shall apply to my opinion and to the reference to me as providing such opinion.

“In the opinion of John M. Cafiero, as counsel to Prudential Financial, Inc. (the Company), when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of New Jersey and New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on officers of the Company and other sources as to certain factual matters, all as stated in the opinion of John M. Cafiero, dated August 5, 2024, filed in the Company’s Current Report on Form 8-K dated August 5, 2024 and incorporated by reference as Exhibit 5.2 to the Company’s registration statement on Form S-3ASR (File No. 333-277590).”

Very truly yours,

/s/ John M. Cafiero
John M. Cafiero